Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

No. 2008 – MTNDD293

(Related to the ELKS Product Supplement Dated March 22, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

ELKS®

Equity LinKed Securities

% Per Annum

ELKS Based Upon the

American Depositary Receipts of ICICI Bank Limited

Due 2009

$10.00 per ELKS

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

June 17, 2008

2	ELKS

ELKS®

Based Upon the American Depositary Receipts of

ICICI Bank Limited

Equity LinKed Securities Due 2009

This offering summary represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this offering summary, the ELKS product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the ELKS. The description of the ELKS below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the ELKS set forth in the ELKS product supplement. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the ELKS product supplement.

Overview of the ELKS®

General

Equity LinKed Securities, or ELKS® , are equity-linked investments that offer current income as well as limited protection against the decline in the price of the American Depositary Receipts (“ADRs”) on which the ELKS are based. The ELKS Based Upon the American Depositary Receipts of ICICI Bank Limited have a maturity of approximately one year and are issued by Citigroup Funding Inc. Some key characteristics of the ELKS include:

O

Periodic Fixed Coupons. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a semi-annual coupon equal to approximately 13% to 15% per annum (to be determined on the Pricing Date).

O

No Principal Protection. While the ELKS provide limited protection against the decline in the price of the Underlying Equity, ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of ADRs of the Underlying Equity Issuer equal to the Equity Ratio (or, if you elect, the cash value of those ADRs based on the closing price of the Underlying Equity on the Valuation Date), if the price of the Underlying Equity is less than or equal to the Downside Threshold Price (to be determined on the Pricing Date) at any time from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), or (b) $10 in cash. Thus, if you receive ADRs of the Underlying Equity Issuer at maturity (or, if you elect, the cash value of those ADRs) and the price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of those ADRs) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

O

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the price of the Underlying Equity, you give up participation in any increase in the price of the Underlying Equity during the term of the ELKS (except in limited circumstances). Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity.

ELKS	3

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

Types of Investors

The ELKS may be an appropriate investment for investors seeking relatively high current income who are also willing to accept risk to the principal invested. Such investors may include:

O	Income-oriented equity investors

O	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

O	Current or prospective holders of the Underlying Equity

O	Investors in convertible securities who are willing to risk principal

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.225 for each $10 ELKS sold in this offering. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 from this underwriting fee for each ELKS they sell. Similarly, certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.200 from this underwriting fee for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the ELKS” and “Plan of Distribution” in the accompanying ELKS product supplement related to this offering for more information.

4	ELKS

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity LinKed Securities (ELKS®) Based Upon the American Depositary Receipts of ICICI Bank Limited.
Underlying Equity:	American Depositary Receipts (“ADRs”), each representing two Equity Shares (“Equity Shares”) of ICICI Bank Limited (NYSE symbol: “IBN”).
Underlying Equity Issuer	ICICI Bank Limited (“ICICI Bank”).
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the ELKS; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$ .
Pricing Date:	June , 2008.
Issue Date:	Three Business Days after the Pricing Date.
Valuation Date:	Three Business Days before the Maturity Date.
Maturity Date:	Approximately one year after the Issue Date.
Issue Price:	$10 per ELKS.
Coupon:	Approximately 13% to 15% per annum (to be determined on the Pricing Date), paid semi-annually and computed on the basis of a 360-day year of twelve 30-day months.
Coupon Payment Dates:

            , 2008 and             , 2009.

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose name the ELKS are registered at the close of business on the third Business Day preceding the relevant Coupon Payment Date.

Composition of Coupon Payments:

The total coupon of approximately $1.30 to $1.50 (to be determined on the Pricing Date), will be composed of interest in the amount of $             and an option premium in the amount of $            .

The             , 2008 coupon of $             (to be determined on the Pricing Date), will be composed of $             of interest, at a rate of approximately         % per annum, and a partial payment of an option premium in the amount of $             .

The             , 2009 coupon of $             (to be determined on the Pricing Date), will be composed of $             of interest, at a rate of approximately         % per annum, and a partial payment of an option premium in the amount of $            .

For additional information on the composition of coupon payments, see “Certain United States Federal Income Tax Considerations—U.S. Holders” in this offering summary.

Amount Received at Maturity:

For each $10 ELKS:

(1) a fixed number of ADRs of the Underlying Equity Issuer equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those ADRs based on the closing price of the Underlying Equity on the Valuation Date), if the trading price of the Underlying Equity any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) declines by approximately 30% (to be determined on the Pricing Date) or more, or

(2) $10 in cash.

ELKS	5

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the ADRs of the Underlying Equity Issuer you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the ELKS – Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

Equity Ratio:	The number of ADRs of the Underlying Equity Issuer per ELKS equal to $10 divided by the Initial Equity Price (actual ratio to be determined on the Pricing Date).
Initial Equity Price:	$ , the closing price of the Underlying Equity on the Pricing Date.
Downside Threshold Price:	$ , approximately 70% (to be determined on the Pricing Date) of the Initial Equity Price.
Listing:	The ELKS will not be listed on any exchange.
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per ELKS	Total
	Public Offering Price:	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.225	$
	Proceeds to Citigroup Funding Inc.:	$9.775	$
Sales Commission Earned:	$0.20 per ELKS for each ELKS sold by a Smith Barney Financial Advisor.

Benefits of the ELKS

O

Current Income.    The ELKS pay a semi-annual coupon with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

O

Protection Against Loss in Limited Circumstances.    At maturity, you will receive your original investment in the ELKS even if the price of the Underlying Equity has declined from the Initial Equity Price, as long as the price does not decline to less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

6	ELKS

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the ELKS” in the ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks.

O

Potential for Loss.    The amount you will receive at maturity on the ELKS will depend on the price of the Underlying Equity during the term of the ELKS up to and including the Valuation Date. If, at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

O

Appreciation May Be Limited.    You will not participate in any appreciation in the price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the price of the Underlying Equity at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive ADRs of the Underlying Equity Issuer (or the cash value of those ADRs) at maturity.

O

Potential for a Lower Comparative Yield.    If the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Share Ratio) is less than approximately $             (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

O

Relationship to the Underlying Equity.    You will have no rights against the Underlying Equity Issuer even though the market value of the ELKS and the amount you will receive at maturity depend on the price of the Underlying Equity. The Underlying Equity Issuer is not involved in the offering of the ELKS and has no obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Equity unless and until you receive ADRs of the Underlying Equity Issuer at maturity.

O

Exchange Listing and Secondary Market.    The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so.

ELKS	7

O

Resale Value of the ELKS May Be Lower Than Your Initial Investment.    Due to, among other things, changes in the price of and dividend yield on the Underlying Equity, interest rates, the earnings performance of the issuer of the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the ELKS may trade, if at all, at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment upon any resale of your ELKS.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the ELKS. Further, Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the ELKS may result in a conflict of interest.

O

Value of Underlying Equity May Not Track Value of the Equity Shares.    Each ADR on which the ELKS are based represents two Equity Shares. Although the trading characteristics and valuations of ADRs will usually mirror the characteristics and valuations of the underlying Equity Shares represented by the ADRs, the value of the ADRs may not completely track the value of the Equity Shares. Active trading volume and efficient pricing on the Bombay Stock Exchange and the National Stock Exchange of India for the Equity Shares will usually, but not necessarily, indicate similar characteristics in respect of the ADRs. Because of the size of the offering of Equity Shares in ADR form outside India and/or other factors that have limited or increased the float of certain ADRs, the liquidity of the ADRs may be less than or greater than that of the underlying Equity Shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of ADRs than for the Equity Shares. Subject to certain delays and restrictions imposed on non-resident Indian investors described in ICICI Bank’s Annual Report on Form 20-F for the fiscal year ended March 31, 2007 (which can be obtained for free as described in “Description of ICICI Bank Limited; General” in this offering summary), holders of ADRs may surrender the ADRs in order to take delivery of and trade the underlying Equity Shares. While this characteristic generally allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying Equity Shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying Equity Shares.

O

Conditions in the Indian Securities Markets.    Although the market price of the ADRs is not directly tied to the trading price of the Equity Shares in India, the trading price of the ADRs is expected generally to track the U.S. dollar value of the Indian rupee trading price of the Equity Shares on the Bombay Stock Exchange and the National Stock Exchange of India. This means that the trading value of the ADRs is expected to be affected by the U.S. dollar/Indian rupee exchange rate and by factors affecting the Bombay Stock Exchange and the National Stock Exchange of India. Investments in securities linked to the value of Indian equity securities involve certain risks. The Indian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Indian companies than about U.S. companies, and Indian companies are subject to accounting, auditing and financial reporting standards and

8	ELKS

requirements that differ from those applicable to U.S. companies. In addition, securities prices in India are subject to political, economic, financial and social factors that apply in India. These factors, which could negatively affect the Indian securities markets, include the possibility of recent or future changes in local or India-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Indian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Indian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency. The Bombay Stock Exchange and the National Stock Exchange of India are relatively small and illiquid compared to stock exchanges in major financial centers and a small number of issuers represent a disproportionately large percentage of market capitalization and trading volume. A liquid trading market for the Equity Shares may not continue or expand. A limited trading market, as well as certain delays and restrictions imposed on non-resident Indian investors who seek to sell Equity Shares obtained upon withdrawal of their ADRs, may impair the ability of an ADR holder to sell the Equity Shares in the amount and at the price and time such holder desires, and could increase the volatility of the price of the ADRs.

O

Affiliate Research Reports and Commentary.    Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the Underlying Equity or other matters that may influence the price of the Underlying Equity and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS.

O

The United States Federal Income Tax Consequences of the ELKS Are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement, and that any such guidance could have retroactive effect.

O	Citigroup Inc. Credit Risk. The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS.

ELKS	9

Description of ICICI Bank Limited

General

According to publicly available documents, as of March 31, 2007, ICICI Bank Limited (“ICICI Bank”) is the second-largest bank in India and the largest bank in the Indian private sector in terms of total assets. ICICI Bank offers products and services in the areas of commercial banking to retail and corporate customers (both within and outside of India), treasury and investment banking and offers other products including insurance and asset management. Accordingly, ICICI Bank files reports (including its Annual Report on Form 20-F for the fiscal year ended March 31, 2007 (“the 2007 Annual Report”)) and other information with the SEC. ICICI Bank’s registration statements, reports and other information are available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the prospectus related to this offering.

American Depositary Receipts of ICICI Bank Limited, or ADRs, are negotiable receipts issued by a depositary, Deutsche Bank Trust Company Americas, evidencing American Depositary Shares, each of which represents two underlying Equity Shares of ICICI Bank. The Equity Shares have been deposited and are held, on behalf of the holders of the American Depositary Receipts, by the custodian for the depositary, and/or such other firm or corporation as the depositary may appoint. While the market for the Equity Shares is in India on the Bombay Stock Exchange and the National Stock Exchange of India and while trading in that market is based on the Indian rupee, the ADRs trade in U.S. dollars on the New York Stock Exchange under the symbol “IBN.” ICICI Bank has provided a summary of the legal restrictions triggered by a withdrawal of the Equity Shares from the depositary facility upon surrender of the ADRs in the 2007 Annual Report.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of ICICI Bank’s publicly available documents and has not made any due diligence investigation or inquiry of ICICI Bank in connection with the offering of the ELKS. We make no representation that the publicly available information about ICICI Bank is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. ICICI Bank is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Historical Data on the ADRs of ICICI Bank Limited

The ADRs of ICICI Bank are listed on the New York Stock Exchange under the symbol “IBN.” The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day sales prices for the ADRs, as reported on New York Stock Exchange, as well as the cash dividends paid per ADR.

10	ELKS

According to ICICI Bank’s Form 20-F for the fiscal year ended March 31, 2007, on March 31, 2007, there were 899,266,672 Equity Shares outstanding and 112,630,000 American Depositary Shares outstanding and held by Deutsche Bank Trust Company Americas.

Holders of ELKS will not be entitled to any rights with respect to the ADRs or the Equity Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving the ADRs at maturity, if applicable.

	High	Low	Dividend
2003
Quarter
First	7.1700	6.0600	0.00000
Second	7.3600	5.2100	0.00000
Third	10.8500	7.1200	0.32679
Fourth	18.3500	10.5900	0.00000
2004
Quarter
First	18.7600	13.3500	0.00000
Second	17.3800	10.8800	0.00000
Third	13.9800	11.1000	0.32620
Fourth	20.6000	13.7000	0.00000
2005
Quarter
First	22.9000	17.8000	0.00000
Second	22.4500	17.5000	0.00000
Third	28.3300	21.9500	0.38890
Fourth	29.5600	21.9300	0.00000
2006
Quarter
First	32.5200	26.0000	0.00000
Second	30.7400	21.6000	0.00000
Third	30.7900	21.1500	0.36200
Fourth	42.5300	30.0000	0.00000
2007
Quarter
First	46.9900	36.0000	0.00000
Second	50.8600	36.1800	0.00000
Third	53.6200	36.0000	0.49540
Fourth	69.7500	50.6600	0.00000
2008
Quarter
First	74.2400	33.6700	0.00000
Second (through June 16)	47.5000	33.2600	0.00000	(1)

The closing price of the ADRs on June 16, 2008 was $36.88.

(1)	A cash dividend of $0.5129 per ADR was declared on June 9, 2008.

ELKS	11

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the ADRs, as reported on the New York Stock Exchange, from January 2, 2003 to June 13, 2008. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the ADRs are not indicative of future closing prices of the ADRs. This graph does not reflect intra-day pricing.

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

O	Issue Price: $10.00 per ELKS

O	Coupon: 14% per annum, payable semi-annually ($1.40 per ELKS total)

O	Initial ADR Price: $33.00 per ADR

O	Annualized current regular dividend yield of ADRs: 1.50%

O	Equity Ratio: 0.30303 ADRs per ELKS

O	Maturity Date: One year after the Issue Date

O

At maturity, whether investors receive ADRs or their initial investment ($10.00 per ELKS) depends on whether the ADRs have declined by 30% or more to $23.10 or less at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

O	When applicable, the holder of the ELKS will not elect to receive the cash value of the ADRs equal to the Equity Ratio.

O	The closing price of the ADRs on the Valuation Date is the same as the closing price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity

12	ELKS

will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price which will determine whether you receive a fixed number of ADRs at maturity (or the cash value of those ADRs at your election) instead of $10 and the change in the price of the ADRs from the Initial Equity Price at any time during the term of the ELKS up to and including the Valuation Date.

Additionally, if you elect to receive the cash value of the ADRs equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of the ADRs on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of the ADRs changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of ADRs at maturity equal to the Equity Ratio, the value of those ADRs at maturity will be different than the value of those ADRs on the Valuation Date if the closing price of the ADRs changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.27 per ADR, which is not less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $26.40 per ADR, which is less than the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

Return on the ADRs (excluding cash dividend payments): -20.00%

Return on ELKS (excluding all coupon payments): 0.00%

Return on the ADRs (including cash dividend payments): -18.50%

Return on ELKS (including all coupon payments): 14.00%

Example 2: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.27 per ADR, which is not less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $33.00 per ADR, which is equal to the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

Return on the ADRs (excluding cash dividend payments): 0.00%

Return on ELKS (excluding all coupon payments): 0.00%

Return on the ADRs (including cash dividend payments): 1.50%

Return on ELKS (including all coupon payments): 14.00%

Example 3: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.27 per ADR, which is not less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $39.60 per ADR, which is greater than the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

Return on the ADRs (excluding cash dividend payments): 20.00%

Return on ELKS (excluding all coupon payments): 0.00%

Return on the ADRs (including cash dividend payments): 21.50%

Return on ELKS (including all coupon payments): 14.00%

ELKS	13

Example 4: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $18.65 per ADR, which is less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $28.05 per ADR, which is less than the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): 0.30303 ADRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $8.50.

Return on the ADRs (excluding cash dividend payments): -15.00%

Return on ELKS (excluding all coupon payments): -15.00%

Return on the ADRs (including cash dividend payments): -13.50%

Return on ELKS (including all coupon payments and the cash or market value of ADRs): -1.00%

Example 5: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $18.65 per ADR, which is less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $33.00 per ADR, which is equal to the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): 0.30303 ADRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00.

Return on the ADRs (excluding cash dividend payments): 0.00%

Return on ELKS (excluding all coupon payments): 0.00%

Return on the ADRs (including cash dividend payments): 1.50%

Return on ELKS (including all coupon payments and the market value of ADRs): 14.00%

Example 6: The lowest Trading Price of the ADRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $18.65 per ADR, which is less than or equal to 70% of the Initial Equity Price, and the closing price of the ADRs at maturity is $36.30 per ADR, which is greater than the Initial Equity Price.

Amount received at maturity (excluding all coupon payments): 0.30303 ADRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00.

Return on the ADRs (excluding cash dividend payments): 10.00%

Return on ELKS (excluding all coupon payments): 10.00%

Return on the ADRs (including cash dividend payments): 11.50%

Return on ELKS (including all coupon payments and the market value of ADRs): 24.00%

14	ELKS

Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial ADR Price (per ADR)	$33.00	$33.00	$33.00	$33.00	$33.00	$33.00
70% of Hypothetical Initial ADR Price (per ADR)	$23.10	$23.10	$23.10	$23.10	$23.10	$23.10
Hypothetical Lowest Trading Price (per ADR)	$23.27	$23.27	$23.27	$18.65	$18.65	$18.65
Is the Hypothetical Lowest Trading Price less than or equal to 70% of the Hypothetical Initial ADR Price?	No	No	No	Yes	Yes	Yes
Will 0.30303 ADRs (the Hypothetical Equity Ratio) be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per ADR)	$26.40	$33.00	$39.60	$28.05	$33.00	$36.30
Maturity Payment in cash or market value of ADRs (excluding coupon payments) per ELKS	$10.00	$10.00	$10.00	$8.50	$10.00	$11.00
Maturity Payment in cash or market value of ADRs (including coupon payments) per ELKS	$11.40	$11.40	$11.40	$9.90	$11.40	$12.40
Return on the ADRs (excluding cash dividend payments)	-20.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	-15.00%	0.00%	10.00%
Return on the ADRs (including cash dividend payments)	-18.50%	1.50%	21.50%	-13.50%	1.50%	11.50%
Return on ELKS (including coupon payments)	14.00%	14.00%	14.00%	-1.00%	14.00%	24.00%

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the ELKS product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS, including the possible consequences of any applicable state, local, or foreign tax laws.

ELKS	15

The following discussion assumes that ICICI Bank is not a passive foreign investment company for U.S. federal income tax purposes and that the discussion set forth under the section “United States Tax” in ICICI Bank’s Form 20-F/A filed on June 13, 2007 with the Securities and Exchange Commission is accurate in all respects. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning ADRs would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity you will purchase ADRs (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

Each coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that approximately 29% (to be determined on the Pricing Date) will be characterized as the interest component and approximately 71% (to be determined on the Pricing Date) will be characterized as the option premium component. These components should be taxed as follows:

O	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

O	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

O

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

O

If you receive ADRs upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the ADRs, and your tax basis in the ADRs generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a

16	ELKS

requirement to include the entire coupon on the ELKS as ordinary income. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the ADRs or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the ELKS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should generally not be subject to U.S. federal income tax if:

1.	Such gain is not effectively connected with a U.S. trade or business of such holder, and

2.	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward

ELKS	17

contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of ELKS (              ELKS), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the ELKS to certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.20 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per ELKS on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.20 per ELKS for each ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell ADRs or debentures (whether as principal

18	ELKS

or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the ELKS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ELKS which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS may be circulated or distributed, nor may the ELKS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased ELKS, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the ELKS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

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Additional Considerations

In the event you are entitled to receive ADRs of the Underlying Equity Issuer at maturity of the ELKS, the amount you receive will be subject to adjustment for a number of events that modify the Underlying Equity issuer’s capital or corporate structures. You should refer to the section “Description of the ELKS—Dilution Adjustments” in the ELKS product supplement for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Equity, and these other events may have the effect of reducing the amount you will receive at maturity if you receive ADRs of the Underlying Equity (or the cash value of those ADRs at your election).

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.